                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Russell Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              RUSSELL CORPORATION

To the Shareholders of Russell Corporation:

     Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of Russell Corporation (the "Company") will be held on Wednesday, April 23, 1997 at 10:30 a.m., Central Daylight Time, at the general offices of the Company in Alexander City, Alabama, for the following purposes:

          (1) To elect four directors to the Board of Directors for terms of three years each;

          (2) To consider and take action on certain amendments to the 1993 Executive Long-Term Incentive Plan in the manner described in the accompanying Proxy Statement.

          (3) To transact such other business as may properly come before the meeting.

Holders of the common stock of the Company at the close of business on March 5, 1997 are entitled to notice of and to vote upon all matters at the Annual Meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     You are cordially invited to attend the Annual Meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVE R. FOREHAND
                                          Secretary
                                          Russell Corporation

Alexander City, Alabama 35011
March 20, 1997

                              RUSSELL CORPORATION
                             ---------------------

                   PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 23, 1997
                             ---------------------

     This Proxy Statement is furnished by and the accompanying proxy is solicited on behalf of the Board of Directors of Russell Corporation, an Alabama corporation (the "Company"), for use at its Annual Meeting of Shareholders to be held at the general offices of the Company in Alexander City, Alabama, on Wednesday, April 23, 1997 at 10:30 a.m., Central Daylight Time, and at any adjournment thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying proxy will be mailed on or about March 20, 1997.

     Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. In the absence of contrary instructions, the proxies received by the Board of Directors will be voted FOR the election of all nominees for director of the Company and FOR the proposal to amend the 1993 Executive Long-Term Incentive Plan. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company ("Bylaws") provide for a Board of Directors of not less than nine nor more than 15 members. In addition, the Bylaws also provide that the Board of Directors shall set the number of Directors within the specified limitations by resolution adopted by a majority of the entire Board of Directors and that the Board will be divided into three classes, as nearly equal in number as possible, each of which will serve for three years. On February 28, 1996, a majority of the Board of Directors adopted a resolution which established the size of the Board of Directors at ten members, effective April 24, 1996. It is proposed to elect four directors to serve until the Annual Meeting of Shareholders in 2000 and until their successors have been duly elected and qualified. Proxies cannot be voted for more than four persons. It is intended that shares represented by the Board of Directors' proxies will be voted for the election of the following four persons:

     Nominees to Serve Until Annual Meeting of Shareholders in 2000:

                                                    YEAR FIRST           SHARES
                 NAME, AGE AND                   ELECTED DIRECTOR     BENEFICIALLY              PERCENT
             PRINCIPAL OCCUPATION                     OF THE          OWNED AS OF                 OF
                  OF NOMINEE                         COMPANY         MARCH 5, 1997               CLASS
             --------------------                ----------------  ------------------           -------
John C. Adams (58).............................              1991             735,686(1)(2)       1.95
  Chairman, President and Chief
  Executive Officer of the Company
James D. Nabors (54)...........................              1988           1,425,880(1)(2)(3)    3.77
  Executive Vice President and
  Chief Financial Officer
  of the Company
Benjamin Russell (59)..........................              1963           5,890,186(4)         15.59
  Chairman and Chief Executive Officer
  Russell Lands, Incorporated
  Alexander City, Alabama
  a land and timber company
Margaret M. Porter (46)........................                --               1,000               --
  Civic Volunteer
  Birmingham, Alabama

     Each of the directors named below will continue in office after the Annual Meeting until his term expires as indicated:

                                                                                   SHARES
                                          ANNUAL MEETING       YEAR FIRST       BENEFICIALLY
             NAME, AGE AND                   AT WHICH       ELECTED DIRECTOR     OWNED AS OF     PERCENT
          PRINCIPAL OCCUPATION             TERM EXPIRES      OF THE COMPANY     MARCH 5, 1997    OF CLASS
          --------------------            --------------    ----------------    -------------    --------
C.V. Nalley III (54)....................       1998               1989               1,000           --
Chief Executive Officer of
The Nalley Companies,
Atlanta, Georgia
automobile and truck sales
and leasing companies
John R. Thomas (60).....................       1998               1966             603,055(5)      1.60
Chairman, President and
Chief Executive Officer of
Aliant National Corporation
Alexander City, Alabama
a bank holding company
John A. White (57)......................       1998               1992               2,000           --
Dean of Engineering
Georgia Institute of Technology
Atlanta, Georgia
Timothy A. Lewis (41)...................       1998               1995                 100           --
President of
T.A. Lewis &Associates, Inc.
Birmingham, Alabama
telecommunications consultants
Herschel M. Bloom (53)..................       1999               1986               5,637          .01
Partner King & Spalding
Atlanta, Georgia
attorneys
Ronald G. Bruno (45)....................       1999               1992               5,268          .01
President
Bruno Capital
Management Corporation
Birmingham, Alabama
an investment company

---------------

(1) The shares of the Company's Common Stock owned by Messrs. Adams and Nabors include 60,200 and 29,800 shares, respectively, which may be acquired by them pursuant to options granted under the Company's existing stock option plans described below, which options may be exercised within sixty days of the date of this Proxy Statement. See also Security Ownership of Management on page 21.
(2) Messrs. Adams and Nabors are two of the trustees of the Company's pension plan which owns 600,960 shares of the Company's Common Stock. As such trustees, they have the right to vote such shares. These shares are included in the shares shown as beneficially owned by each of such persons.
(3) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mr. Nabors is one of nine directors, 32,372 shares held by the Finis Morgan Family Trust, of which Mr. Nabors is one of three trustees and 21 shares owned by the Thomas D. Russell Marital Trust, of which Mr. Nabors is one of two trustees. Mr. Nabors disclaims any beneficial ownership as to all of such shares.
(4) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mr. Russell is one of nine directors, 3,945,024 shares held by a trust created under the will of Benjamin C. Russell, of which Mr. Russell is one of four trustees and 225,000 shares held by the Adelia Russell Charitable Foundation, of which Mr. Russell is one of three trustees.
(5) Includes 116,434 shares owned directly or indirectly, 32,372 shares held by the Finis Morgan Family Trust, of which Mr. Thomas is one of three trustees, and 454,249 shares owned indirectly by Mr. Thomas as a general and limited partner in two limited partnerships. See also Security Ownership of Management on page 21.

     With the exceptions of John A. White, Timothy A. Lewis, Ronald G. Bruno and Margaret M. Porter each of the above named persons has been a director of the Company for at least the last five years. Except as noted in the remainder of this paragraph, each of the above named persons has held the same or comparable positions with the indicated entities for at least the last five years. Mr. Bruno was elected President of Bruno Capital Management Corporation in September, 1995. From 1991 until September, 1995, Mr. Bruno served as Chairman of the Board and Chief Executive Officer of Bruno's, Inc. Prior to that time he had served as President and Chief Executive Officer since 1990 and President and Chief Operating Officer since 1986. Mr. Lewis has served since 1987 as President of T.A. Lewis &Associates, Inc., a telecommunications consulting company. From 1983 to 1987 he served as a marketing and sales executive for Signal Communications, a national long distance telecommunications company. Margaret M. Porter has served since 1992 as Chairman of McWane Center in Birmingham, Alabama. McWane Center is a non-profit organization which promotes the public understanding and appreciation of science, technology and the environment and is a statewide resource for Alabama schools. From 1984 to 1996, Ms. Porter served on the Mt. Brook (Alabama) City Council, serving as President of the Council during the 1992-1996 term and as Mayor from July, 1996 to October, 1996. Ms. Porter has also served in various Alabama public interest organizations including the Board of Trustees of The Children's Hospital of Alabama, the Board of Directors of the Alabama School of Fine Arts Foundation and as Chairman of the Literacy Council of Central Alabama.

     Crawford T. Johnson III has announced his retirement from the Board of Directors effective at the Annual Meeting and will not stand for re-election.

     John R. Thomas is a director of Alfa Corporation. Ronald G. Bruno is a director of Bruno's, Inc., SouthTrust Bank of Alabama, N.A. and Books-A-Million, Inc. Herschel M. Bloom is a director of Post Properties, Inc. John C. Adams is a director of The Southern Company. John A. White is a director of Motorola, Inc. and Eastman Chemical Company.

     Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for the office of director as the Board of Directors of the Company may then recommend. The Board of Directors has no reason to believe that any of the persons named will be unable or will decline to serve if elected.

     The Company has an Executive Committee consisting of John C. Adams and James D. Nabors, which is authorized to act in place of the Board of Directors between meetings of the Board. The Executive Committee held nine meetings during 1996.

     The Company has an Executive Compensation Committee consisting of Crawford
T. Johnson III, Ronald G. Bruno and C.V. Nalley III, which supervises the Company's Executive Incentive Program. The Compensation Committee held two meetings during 1996.

     The Company also has an Audit Committee consisting of Herschel M. Bloom, Ronald G. Bruno, Crawford T. Johnson III, C.V. Nalley III, John A. White, John
R. Thomas, Timothy A. Lewis and Benjamin Russell, which recommends to the Board of Directors the independent accountants selected to be the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee held one meeting during 1996.

     The Company has a Nominating Committee which recommends candidates for election to the Company's Board of Directors. The Nominating Committee consists of Crawford T. Johnson III, Herschel M. Bloom, Benjamin Russell, John R. Thomas and John A. White and held two meetings in 1996.

     During the year ended January 4, 1997, the Board of Directors of the Company held four regular meetings. Each member of the Board attended at least 75% of the meetings of the Board and the committees of which they are members. Members of the Board who are not employees of the Company receive a quarterly retainer of $3,750 and a fee of $1,000 for each meeting attended. Members of committees of the Board who are not employees of the Company receive $650 per quarter (except the chairman who receives $1,300 per quarter).

                           PROPOSED AMENDMENTS TO THE
                              RUSSELL CORPORATION
                    1993 EXECUTIVE LONG-TERM INCENTIVE PLAN

     In 1993, the shareholders of the Company approved the establishment of the Russell Corporation 1993 Executive Long-Term Incentive Plan (the "1993 Plan"). The 1993 Plan's purpose is to enable the Company and its affiliates to attract, retain and motivate key employees and to reward such employees when superior returns are provided to the Company's shareholders.

     The Board of Directors believes the 1993 Plan is a key element of the Company's Executive Incentive Program (described in this Proxy Statement under the caption "Executive Compensation")because it ties executive compensation directly to performance of the Company. As a result of recent changes to the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, it has become necessary to take certain steps in order to preserve the deductibility of certain compensation paid by the Company under the 1993 Plan. In order to address these recent tax changes, the Board of Directors has unanimously approved, subject to shareholder approval, certain amendments to the 1993 Plan (the "Amendments"). The complete text of the Amendments is attached to this Proxy Statement as Annex A. The Amendments do not increase the number of shares Common Stock of the Company authorized for issuance under the 1993 Plan nor does it authorize the issuance of any additional shares.

DESCRIPTION OF EXISTING PLAN

  General

     Persons eligible to participate in the 1993 Plan include all officers and key employees of the Company, including directors who are also salaried employees of the Company and its subsidiaries. The 1993 Plan is presently administered by the Executive Compensation Committee of the Board of Directors (the "Committee").

     The 1993 Plan presently provides the Committee broad discretion to fashion the terms of awards in order to provide eligible participants with incentives as the Committee deems appropriate. The 1993 Plan presently provides for the issuance of awards in a variety of forms, including:(i) restricted stock, (ii) incentive stock options, (iii) non-qualified stock options (incentive and non-qualified stock options are referred to collectively as "options"), (iv) stock appreciation rights, and (v) performance share and performance unit awards.

     The 1993 Plan provides for the grant of up to 2,000,000 shares of the Common Stock of the Company. Under certain circumstances, shares subject to an award that remain unissued upon termination of the award are available for additional awards under the 1993 Plan. In the event of a stock dividend, stock split, recapitalization or similar event, the Committee equitably adjusts the aggregate number of shares subject to the 1993 Plan, the number of shares subject to each outstanding award and the exercise prices of outstanding options.

     The 1993 Plan may be amended, modified or terminated by the Committee. However, without shareholder approval, no such amendment, modification or termination may: (a) with limited exceptions, materially increase the total number of shares which may be issued, (b) materially modify the eligibility requirements for participation or (c) materially increase the benefits accruing to participants. Unless earlier terminated by the Board of Directors or shareholders, the issuance of awards under the 1993 Plan will cease as of January 1, 2003.

  Types of Awards

     Stock Options. Stock options granted under the 1993 Plan provide for purchase of the Company's Common Stock at prices not less than 100% of the fair market value thereof on the date the option is granted (or such higher percentage of fair market value as may be required for the option to qualify as an incentive stock option if such option is to be an incentive stock option). No option granted may be exercisable later than the tenth anniversary date of its grant (or such shorter period as may be required to qualify the option as an incentive stock option if such option is to be an incentive stock option).

     Options granted under the 1993 Plan are to be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve, but in no event may any option be exercisable prior to six months following its grant. Options may only be transferred under the laws of descent and distribution and may be exercisable only by the participant during the participant's lifetime. The exercise price is payable in cash or in shares of Common Stock of the Company having a fair market value equal to the exercise price or in a combination of cash and such shares. The Committee may also allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws. Upon the death, disability or retirement of a participant, all outstanding options immediately vest and become exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all options held by the participant which are not vested as of the effective date of termination are forfeited and options which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, the Committee, in its sole discretion, may immediately vest all or any portion of the options of a participant which are not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding options held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the options are vested.

     Stock Appreciation Rights. Stock appreciation rights ("SARs")granted under the 1993 Plan may take the form of Affiliated SARs, Freestanding SARs and Tandem SARs. Affiliated SARs may be granted in connection with a related option and are automatically exercised upon exercise of the related option, with a grant price being equal to the option price of the related options. Freestanding SARs may be granted independent of the grant of any option with a grant price at least equal to the fair market value of a share of Common Stock on the date of grant. Tandem SARs are granted in conjunction with a related option at a grant price equal to the option price of the related option. Either the option or the Tandem SAR will be adjusted for exercise of the other. The term of any SAR granted under the 1993 Plan may not exceed ten years.

     Upon exercise of a SAR, the participant will receive the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment due upon exercise of a SAR may be in cash, in shares of Common Stock having a fair market value equal to the value of the SAR being exercised, or partly in cash and partly in shares of Common Stock, as determined by the Committee in its discretion. The Committee may impose restrictions on the exercise of SARs. Upon the death, disability or retirement of a participant, all outstanding SARs shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability and three years after termination of employment in the case of retirement. Upon termination of employment of a participant for any reason other than set forth in the preceding sentence, all SARs held by the participant which are not vested as of the effective effective date of termination shall be forfeited and SARs which are vested as of the effective date of termination may be exercised for three months following the effective date of termination of employment; provided, however, that the Committee, in its sole discretion, may immediately vest all or any portion of the SARs of a participant which are not vested as of such date. If employment of a participant is terminated by the Company for cause, all outstanding SARs held by the participant are forfeited immediately to the Company and no additional exercise period is allowed, regardless of whether any of the SARs are vested. SARs may only be transferred under the laws of descent and distribution and shall be exercisable during his or her lifetime only by the participant.

     Restricted Stock. The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions (which may depend upon or be related to performance goals and other conditions) as the Committee shall determine in its discretion. Restricted stock awards may be made independently of or in connection with any other award under the 1993 Plan. Certificates for the shares of Common Stock covered by the award have appropriate restrictive legends placed on them with respect to such restrictions. Subject to the applicable restrictions, the grantee has the rights of a shareholder with respect to the restricted stock, including the right to vote and to receive dividends with respect to such shares. The shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable restriction period established by the Committee or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion. In addition, no restricted stock granted under the Plan may become vested in a participant sooner than six months following the date of its grant. In the event employment of a participant is terminated by reason of death, disability or retirement, all outstanding shares of restricted stock immediately become 100%vested as of the date of employment termination. In the event employment of a participant shall terminate for any other reason, all shares of restricted stock held by the participant which are not vested as of the effective date of termination of employment are immediately forfeited and returned to the Company; provided, however, that the Committee, in its sole discretion, has the right, except in the case of termination of employment for cause, to provide for the lapsing of restrictions on the restricted stock following employment termination, upon such terms and provisions as it deems proper.

     Performance Shares and Performance Units. The Committee may grant Performance Share and Performance Unit awards to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall in its discretion determine. The grantee of such awards receives payment of the value of a Performance Share or Performance Unit earned in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, which have an aggregate fair market value equal to the value of the earned Performance Shares at the close of the applicable performance period, in such combination as the Committee shall, in its sole discretion, determine. In the event the employment of a participant is terminated by reason of death, disability, retirement or involuntary termination without cause during the performance period, the participant shall receive a prorated payout of the Performance Units and Performance Shares earned, which shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time the participant held the award during the performance period and shall be further adjusted based upon the achievement of the pre-established performance goals. Such payment in the event of termination shall be made at the same time as payments are made to participants who did not terminate employment during the applicable performance period; provided, however, that the Committee, in its sole discretion, shall have the power to accelerate the payment of Performance Units and Performance Shares to participants whose employment has terminated. In the event that a participant's employment terminates for any reason other than the foregoing reasons, all Performance Units and Performance Shares are forfeited by the participant to the Company. Performance Units and Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During the participant's lifetime, the participant's rights under the 1993 Plan are exercisable only by the participant.

  Change in Control

     In the event that (i) any "person," including a "group," as such terms are defined under the Securities Exchange Act of 1934 (other than those persons in control of the Company as of January 1, 1993, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company)acquires beneficial ownership of more than thirty percent of the outstanding shares of Common Stock, (ii) during any period of two consecutive years, there is a change in the majority of the members of the Board of Directors without approval of incumbent board members, (iii) the shareholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition of all or substantially all the Company's assets or a merger, consolidation or reorganization of the Company with or involving any other corporation, other than in a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least fifty percent of the outstanding Common Stock of the Company immediately after such transaction, then any option or SAR outstanding under the 1993 Plan becomes fully vested and fully exercisable, any restriction periods and restrictions imposed on restricted stock lapse, the target value obtainable under all Performance Units and Performance Shares is deemed to have been fully earned for the entire performance period and the Committee may, in its discretion, make any other modifications to any awards as determined by the Committee to be appropriate before the effective date of such transaction.

  Federal Income Tax Consequences of The 1993 Plan Awards

     The following brief description of the tax consequences of awards under the 1993 Plan is based upon present Federal tax laws and does not purport to be a complete description of the Federal tax consequences of the 1993 Plan. The following discussion assumes that the restrictions on deductibility of compensation by the Company are not subject to or meet the requirements for an exception from the provisions of Section 162(m) of the Code.

     There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of common stock on the date of exercise over the option exercise price. Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the common stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

     The grant of a SAR or Performance Share award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the fair market value of any shares of common stock and/or any cash received and the Company will be entitled to a tax deduction in the same amount. An award of restricted shares of Common Stock will not result in income for the grantee or in a tax deduction for the Company until such time as the shares are no longer subject to forfeiture unless the grantee elects otherwise. At that time, the grantee generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them and the Company will be entitled to tax deduction in the same amount. Dividends paid on forfeitable restricted shares are treated as compensation for Federal tax purposes.

DESCRIPTION OF THE AMENDMENTS TO THE 1993 PLAN.

     The following discussion summarizes the terms of the Amendments to the 1993 Plan. The Amendments will become effective immediately upon their adoption by the shareholders of the Company.

     Individual Award Limit. In order for awards under the 1993 Plan to be fully tax deductible under Section 162(m) of the Code, awards paid to certain specified persons (generally the person serving as chief executive officer at the end of the Company's fiscal year and the four other most highly compensated officers at such time (each, a "Covered Employee"), the 1993 Plan must provide for limitations on the size or amount of awards which may be made to such persons during specified time periods. Although the 1993 Plan presently limits the number of shares of Common Stock which in the aggregate be issued under it, the 1993 Plan does not provide for limitations on the number of shares which may be granted as awards to an individual during a specified period of time as options, SARs, restricted stock or Performance Shares, nor does the 1993 Plan provide for any limitation on the size of the grant of an award of Performance Units. The Amendments amend section 4.1 of the 1993 Plan to provide for the following limitations on awards to individual participants under the 1993 Plan:

          (i) a participant may not be awarded stock options to acquire more than fifty thousand (50,000) shares of Common Stock during any fiscal year of the Company;

          (ii) a participant may not be granted SARs with respect to more than fifty thousand (50,000) shares of Common Stock during any fiscal year of the Company;

          (iii) a participant may not be granted more than fifty thousand (50,000) shares of restricted stock during any fiscal year of the Company; and

          (iv) a participant may not be granted Performance Shares or Performance Units with respect to performance periods ending during or concurrently with the end of any fiscal year of the Company which, measured at the time such awards are granted, when aggregated with the value of all other awards previously granted with respect to such performance periods (determined at the time such other awards were granted), have a maximum value (with respect to Performance Units) or a fair market value on the date of grant, determined in accordance with the provisions of the 1993 Plan (with respect to Performance Shares) in excess of $700,000.

     Such limits constitute separate limits as to each participant with respect to each type of award. Accordingly, a participant is permitted to receive grants of awards of each type up to the limitations specified on grants of such awards with respect to each period specified, without regard to whether the participant has received a grant of another type of award with respect to such period.

     The Amendments amend Section 4.3 of the 1993 Plan to clarify that these share limits or the size of individual awards are to be appropriately adjusted in the event of a recapitalization, stock dividend, stock split or similar event. Sections 6.1 and 9.1 of the 1993 Plan are amended to clarify that the authority of Committee to have full discretion in determining the number of shares subject to stock options granted to each participant and the amount of Performance Units and Performance shares which may be granted to participant are subject to the limitations of Section 4.1 and Article IV of the 1993 Plan.

     The Amendments to the 1993 Plan do not authorize any additional shares for issuance under the 1993 Plan. Further, the Amendments are not intended to increase future award sizes or otherwise alter the Committee's general practices in determining award sizes.

     Performance Measures. Under Section 162(m) of the Code, in order for awards under the 1993 Plan to Covered Employees to be fully deductible by the Company for federal income tax purposes, in the event the total compensation paid to a Covered Employee exceeds $1 million dollars during the Company's fiscal year, awards under the 1993 Plan to such Covered Employees (other than stock options the value of which is based solely on the increase in the value of the stock after the date of the grant or the award)must be paid solely on account of attainment of one or more pre-established, objective performance goals. The Amendments provide for a new Section 4.4 to be added to the 1993 Plan which provides that until the shareholders approve a change in the general performance measure set forth in such section, awards granted to Covered Employees designed to qualify for the performance-based exception under Section 162(m) of the Code shall be based on one or more of the following performance measures selected by the Committee; return on equity; earnings per share; operating cash flow; income before taxes; net income; return on revenue; total shareholder return; and stock price appreciation of the Company's Common Stock.

     The Committee will maintain full discretion with respect to the performance targets to be established with respect to the performance measure or measures chosen from among the foregoing authorized performance measures. Under the 1993 Plan, as more particularly described under the caption "EXECUTIVE
COMPENSATION -- Executive Compensation Committee Report on Executive Compensation -- Long-Term Incentive Plan," the Company presently utilizes only stock options and Performance Units under the 1993 Plan in connection with the Company's Executive Incentive Program. The existing Performance Units awarded under the 1993 Plan utilize total shareholder return to measure performance. While the Committee does not presently anticipate changing total shareholder return as the performance measure used with respect to the Performance Units granted under the 1993 Plan, the Committee will be permitted under the 1993 Plan to choose a different performance measure from among those authorized in new Section 4.4 with respect to awards under the 1993 Plan granted to Covered Employees designed to qualify for the performance-based exception to Section 162(m) of the Code. This provision of the Amendments will allow the Committee flexibility in establishing performance goals while maintaining an exemption to the tax deductibility limitations imposed by Section 162(m) of the Code for awards under the 1993 Plan.

     Exceptions. New Section 4.5 of the 1993 Plan provides that, while it is expected that awards made under the 1993 Plan will generally be made in a manner which will allow for full deductibility of such awards under Section 162(m) of the Code, the Committee retains discretion to determine that awards under the 1993 Plan shall not be made in such a manner. In addition, the Amendments provide that if Section 162(m) of the Code is amended to provide greater flexibility with respect to awards made under the 1993 Plan, the Committee has the authority to make adjustments to such awards as it deems appropriate.

  Plan Benefits

     No payments of Performance Units were made under the 1993 Plan with respect to the three-year award period ended January 4, 1997. The number of Performance Units awarded under the 1993 Plan to the individuals named in the Summary Compensation Table appearing elsewhere in this Proxy Statement in the last fiscal year of the Company is described more fully under the caption "EXECUTIVE COMPENSATION -- Long-Term Incentive Plan Awards in 1996" of the Proxy Statement below. The number of Performance units and the target value awarded under the 1993 Plan to the Executive Group, the Non-Executive Director Group and the Non-Executive Officer Employee Group in the Last fiscal year were 828,800 units and $828,000, 0 units and $0 and 0 units and $0, respectively. The threshold value of the payouts of such awards and the maximum value of the payouts of such awards are 25% and 200%, respectively, of the target value of such awards.

     Information concerning stock options under the 1993 Plan that were awarded during fiscal year 1996 under the 1993 Plan to such individuals is described more fully under the caption "EXECUTIVE COMPENSATION -- Options/SAR Grants in 1996" of the Proxy Statement below. The number of options granted under the 1993 Plan to the Executive Group, the Non-Executive Director Group and the Non-Executive Officer Employee Group in the last fiscal year was 68,000, 0 and 229,100, respectively. All options granted to persons in such groups have an exercise price per share of $27.25 and an expiration date of January 24, 2006.

  Vote Required; Recommendation

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented in person or by proxy at the annual meeting is necessary to approve adoption of the Amendments. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's shareholders adopted the 1993 Executive Long-Term Incentive Plan (the "1993 Plan") on April 28, 1993. The 1993 Plan is a key component of the Executive Incentive Program (the "Program") which encompasses all elements of compensation. The goals of the Program are to support our overall objectives of enhancing shareholder value, maintaining and improving our quality standards and maximizing our competitive advantage resulting from vertical integration. This is accomplished through the following practices:

          1) Hiring and retaining the caliber of executive talent needed to manage the Company currently as well as to position it strategically for the future. A management team that is both stable and performance-oriented, with a focus on teamwork, is critical to our success;

          2) Having a pay-for-performance philosophy throughout the Company that integrates our compensation program with annual and long-term strategic planning and that links incentive compensation not only to Company performance but also to individual and overall market performance;

          3) Enhancing the pay-for-performance philosophy by placing a substantial portion of pay for senior executives "at-risk"; and

          4) Establishing the proper mix of program elements to appropriately balance our financial, quality, customer and strategic goals for both the short-term and long-term.

     The Program is designed to optimize the connection between executive pay, corporate strategy and return to shareholders. Specifically, the Program is intended to meet these objectives:

        - Establish target awards

        - Set corporate and business unit goals in concert with the strategic planning process

        - Communicate award opportunities in advance

        - Focus executives' actions on appropriate needs and reward true success

        - Motivate participants

     The Executive Compensation Committee (the "Committee") believes these objectives are met by the Program.

ELEMENTS OF THE PROGRAM

     The Program is comprised of the following elements:

          Base salaries;

          Short-term incentives; and

          Long-term incentives.

     The following describes the elements of the Program, as well as the 1993 Plan, in more detail.

BASE SALARIES

     The Company's practice is to target base salaries for executives at the 50th percentile of the market. For salary comparison purposes, the "market" includes companies in the Company's industry, in similar industries and those with headquarters in smaller cities. The companies used for this market analysis of compensation are different than those included in the Value Line Apparel Index shown in the performance graph contained in this Proxy Statement. The Committee believes the market for executive talent extends beyond the textile and apparel industry and includes individuals whose experience includes a manufacturing focus similar to the Company's. In addition, due to the Company's location, the Committee does not believe market compensation amounts for executives should be influenced by compensation at companies in areas with higher costs of living.

     During 1996, the Committee continued the program to increase executive salaries to market levels, over time. The Committee concluded this program was appropriate based upon a 1995 study of pay conducted by an independent consulting firm. In deciding the amount of specific increases, factors such as overall responsibility, tenure, internal equity, market levels of pay and, most importantly, job performance, are considered. No specific weighting is assigned to these factors. Salaries for executive officers remained slightly below the market median during 1996.

     To ensure that executive salary levels continue to reflect the Committee's philosophy, the Company intends to periodically conduct similar pay comparisons, and did so late in 1996. The Committee believes that maintaining competitive compensation will ensure that the Company has the executive management expertise required for the future. Considering the entire compensation package, the Committee believes that targeting base salaries at the 50th percentile of the market is a key element in the overall program to attract and retain talented executives.

SHORT-TERM INCENTIVE PLAN

     The Program is designed to motivate participants to achieve predetermined goals for Return on Assets Employed ("ROAE") and quality. The Committee believes the Program's performance orientation represents an improvement over other plans used in prior years. Specifically, the short-term incentive program includes the following elements:

          1) Eligible participants include not only executives but also other employees who fulfill key roles in the Company;

          2) Target awards are established at the beginning of the year to motivate participants and guide their efforts; and

          3) Cash awards that reflect ROAE, quality and individual performance results for the year are paid after the end of the year.

     The plan's financial performance measure, ROAE, is measured at the overall level for executives in corporate staff and manufacturing positions. For this purpose, ROAE is defined as (a) net income before taxes and interest, divided by
(b) the sum of assets used in the business.

     Target awards for executive officers are based upon the median of the competitive market (as described in "Base Salaries" above). In assigning target awards, the relative responsibility of each position also is considered. Based upon this, target awards for some positions may be adjusted, on a subjective basis, to be slightly above or below market levels. Executives at the business unit level are measured on ROAE results at the single business unit level, with a 75% weighting. Based upon their respective business unit, the executives' remaining 25%of the financial performance portion of the award is based either upon overall corporate ROAE results, or upon ROAE results for a combination of select business units.

     Target level awards are paid if the target ROAE goal is achieved. In addition, if actual ROAE results are less than target ROAE but equal a predetermined threshold, awards will be paid at one-half of target amounts. If actual ROAE results are greater than target ROAE and equal or exceed a predetermined maximum, awards will be paid at one and one-half times target amounts. Awards for performance between these levels are made based upon an interpolation within the range. Awards otherwise earned based upon financial results may be adjusted up or down by a maximum of 20% (in increments of 10%), to reflect participants' contributions toward the Company's quality goals, and also to reflect their individual performance.

     Incentive awards for all but one of the executives named in the Summary Compensation Table in this Proxy Statement were based solely upon overall corporate ROAE results. The incentive award for the other executive was based upon both corporate and business unit ROAE results. Adjustments based upon individual performance were made to the payouts for certain of the named officers in accordance with the provisions of the plan.

     For 1996, the Executive Compensation Committee determined that performance would be more appropriately reflected in incentive awards if overall corporate ROAE performance was calculated by excluding the results of one of the Company's business units. With this adjustment, four of the named executive officers earned awards above threshold but below target. Because ROAE results for the business unit under the supervision of one of the named executive officers were slightly above target but below maximum, his overall award was above target but below maximum. Payments made to the named executives shown in the Summary Compensation Table elsewhere in this Proxy Statement reflect these results.

LONG-TERM INCENTIVE PLAN

     The long-term incentive element of the 1993 Plan includes a variety of stock based performance awards. The Committee presently intends that long-term incentives be granted in the form of stock options and, for corporate officers only, performance units. The Committee intends to balance the short-term incentive payments with long-term stock options and performance units to reward executives and key employees when superior returns are provided to shareholders.

     With these elements, the Committee believes it has established a strong link between the participants' long-term financial interests and the long-term interests of our shareholders in the following manner:

          1) Stock Options. Pay will be closely aligned with return to shareholders since no benefit is received by participants unless the stock price increases.

          2) Performance Units. The long-term incentive element of the 1993 Plan focuses on the Company's Total Shareholder Return ("TSR"), relative to both a broad market index (the S &P Industrials) as well as to the Company's historical performance. TSR includes stock price increases plus dividends, divided by beginning stock price for the period of measurement. When the Company's TSR is at the median of the S & P Industrials, and also at a predetermined absolute level, target awards will be paid.

     Stock option grants have been a component of previous incentive programs. Under the 1993 Plan, the Committee made grants of stock options and performance units at competitive levels to executive officers during 1996. Award sizes for each position are somewhat below the median of the competitive market described under "Base Salaries" above. The economic value of the total long-term grants comes half from stock options and half from performance units. The Committee worked with an independent consultant when this plan was designed to determine these values and the resulting award sizes. In making these grants, the Committee's intent was to make awards that were competitive with the market on an annualized basis. For this reason, the Committee did not consider existing stock holdings of executives, or prior grants, in deciding the number of stock options or performance units to grant to an executive officer. These awards are consistent with the Committee's goals for the overall compensation program.

     Payment of performance units would be made depending upon the measurement of the Company's TSR over a three-year period, with a new three-year period beginning each fiscal year. The primary comparison would focus on the Company's TSR against that of the S &P Industrials Index (the "Index"). A secondary comparison against the Company's historical performance could result in a maximum reduction of 50% of awards otherwise earned. (The Committee's determination of the amount of target awards is discussed above.) This secondary comparison focuses on TSR for the period of measurement against the Company's own historical performance.

     Preliminary awards will be based upon comparing the Company's actual TSR for a three-year performance period to the TSRs of each company in the Index. If the Company's TSR ranks at the median of the Index companies, target awards will be earned. If the Company's TSR is at a predetermined maximum percentile (the 90th percentile), maximum awards (at two times target) will be earned. Minimum nonzero awards, at 50% of target awards, will be earned if the Company's TSR is at a predetermined threshold percentile (the 33rd percentile). If the Company's TSR ranks above threshold but below median, or above median but below maximum, awards earned for performance between points will be interpolated on a straight-line basis.

     Next, the Company's actual TSR for the three-year period will be compared against an absolute benchmark established at the inception of the plan determined by using the Company's historical performance and the historical performance of the Index. If the Company's actual three-year TSR is at or above this absolute level, the preliminary awards earned based upon the relative TSR comparison will be paid. However, if actual TSR is below this benchmark, preliminary awards earned may be reduced by a maximum of 50%.

     By measuring relative TSR, the Committee believes this plan rewards executives for their contributions to Company performance, isolated from broad stock market performance. By measuring absolute TSR, the

Committee believes this plan rewards executives appropriately based upon actual returns received by shareholders.

     When the performance at each level is taken into account, the 1993 Plan provides market pay opportunities if target awards are set at market levels. The performance factors ensure that above-market pay is only earned for better-than-average performance and that poor performance earns below-market pay.

     As with the stock option element of the 1993 Plan, the Committee intends to adjust awards of performance units so that total pay opportunities for both elements are at market levels. The target percentage of compensation represented by performance units is not intended to change annually, but it may change periodically as the Committee makes adjustments to keep long-term pay opportunities at market levels.

     The second three-year performance cycle for the performance unit plan included the years 1994 through 1996. Because the Company's three-year TSR was below the 33rd percentile TSR of the Index companies, no awards were earned for this plan cycle.

SPECIFICS OF 1996 CEO COMPENSATION

     During 1996, the compensation of the Chief Executive Officer, Mr. Adams, consisted of the following:

     Base salary of $570,000 was derived by reference to executive pay at the market companies described earlier in this report. This amount is still below the median base salary for the market. Mr. Adams' salary increase of $30,000 (since implementation of this increase was delayed from January until September, only one third of the increase is shown in the Summary Compensation Table on page 9) from 1995 to 1996 was intended to move him closer to the market median amount. Although no one factor was weighted more than any other by the Committee, this increase generally was based upon the Committee's assessment of his performance during 1996 and his contributions to the performance of the Company. In assessing Mr. Adams' performance, the Committee considered a number of corporate performance measures, including increase in revenue, net income, return on assets, earnings per share and stock price performance. The Committee evaluates these factors subjectively in making decisions about Mr. Adams' base salary.

     For 1996, Mr. Adams' annual incentive target award remained at 60% of salary, as in prior years. Because corporate ROAE was above the threshold performance level established but below target, Mr. Adams received a bonus payment that was below target for 1996 performance.

     Mr. Adams' stock option grant during 1996 was 19,800 shares. The number of stock options granted to Mr. Adams was determined in the same manner as stock option grants to all other executive officers. For a discussion of the Committee's determination of the number of stock options granted to a named executive officer, see the discussion above under the caption "Long-Term Incentive Plan."

     Mr. Adams also received a grant of performance units at a target award level equal to 45% of base salary. The performance period over which these units can be earned is 1996 through 1998. As noted earlier, no performance unit awards were earned for the 1994-1996 plan cycle.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, Congress has limited to $1 million per year the tax deduction available to public companies for certain compensation paid to designated executive officers. The regulations under such section provide an exception from this limitation for certain performance-based compensation, assuming that various requirements are met, and provide for certain transition rules. The Board of Directors has proposed certain amendments to the 1993 Plan for consideration by the shareholders at the Annual Meeting designed to permit awards under the 1993 Plan to continue to comply with the exceptions for performance-based compensation to the limits on deductibility of executive compensation under Section 162(m). To the extent feasible, the Committee intends that awards of compensation under the Program to its executive officers will qualify for deductibility under Section 162(m), but the Committee and the Board of Directors of the Company reserve the right, in light of the overall goals and objectives of the Company, to exceed such limitations if doing so is determined to be in the best interests of the Company and its shareholders.

                                          Executive Compensation Committee
                                          C.V. Nalley III, Ronald G. Bruno,
                                          Crawford T. Johnson III

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
             RUSSELL CORPORATION, S&P500, VALUE LINE APPAREL INDEX
                      PERFORMANCE RESULTS THROUGH 12/31/96
                     VALUE OF $100 INVESTED ON 12/31/90 AT:

        MEASUREMENT PERIOD               RUSSELL                             VALUE LINE
      (FISCAL YEAR COVERED)            CORPORATION          S&P 500         APPAREL INDEX
1991                                           100.00             100.00             100.00
1992                                            88.94             107.79             122.33
1993                                            81.12             118.66              91.62
1994                                            91.35             120.56              85.18
1995                                            82.19             165.78              91.16
1996                                            89.63             204.32             122.92

NOTES
(1) Assumes that the value of the investment in the Company's Common Stock and in each index was $100 on the last trading day preceding the first day of the fifth preceding fiscal year and that all dividends were reinvested.
(2) The Value Line Apparel Index presently includes: Farah, Incorporated; Fruit of the Loom, Inc.; Oshkosh B'Gosh, Inc.; Hartmarx Corporation; Kellwood Company; Liz Claiborne, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen Corporation; Tultex Corporation; VF Corporation; and the Company.

SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended January 4, 1997, December 30, 1995 and December 31, 1994 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 1996 whose salary and bonus exceeded $100,000.

                                        ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                 ----------------------------------   -------------------------------
                                                                             AWARDS           PAYOUTS
                                                                      ---------------------   -------
        NAME AND                                          OTHER       RESTRICTED
       PRINCIPAL                                        ANNUAL(B)       STOCK      OPTIONS/    LTIP      ALL OTHER
        POSITION          YEAR    SALARY    BONUS(A)   COMPENSATION     AWARDS      SAR'S     PAYOUTS   COMPENSATION
------------------------  ----   --------   --------   ------------   ----------   --------   -------   ------------
John C. Adams...........  1996   $551,000   $285,000      $8,597            --      19,800        --          --
  Chairman,               1995    540,000       -0-        6,187            --      18,000        --          --
  President               1994    466,000   321,000        5,500            --      16,900        --          --
  and CEO
James D. Nabors.........  1996    309,667   120,000          627            --       7,200        --          --
  Exec. V. P.             1995    304,000       -0-           --            --       6,600        --          --
  and CFO                 1994    286,000   147,600           --            --       6,800        --          --
JT Taunton, Jr..........  1996    265,000   105,000           --            --       6,200        --          --
  Exec. V.P. -- Sales     1995    261,000       -0-           --            --       5,600        --          --
  and Marketing           1994    221,000   114,000           --            --       4,000        --          --
Thomas R. Johnson,
  Jr....................  1996    224,000    78,900           --            --       5,200        --          --
  Exec. V.P. --           1995    221,000       -0-           --            --       4,800        --          --
  Manufacturing           1994    192,667    90,700           --            --       2,200        --          --
Dale W. Wachtel.........  1996    188,433    94,200           --            --       2,700        --          --
  President --            1995    185,956       -0-           --            --       2,500        --          --
  Russell Athletic        1994    173,100    61,300           --            --       2,500        --          --

---------------

(A) Bonus payments are reported for the year in which related services were performed.
(B) Value of personal use of aircraft.

OPTION/SAR GRANTS IN 1996

     The following information concerns grants of incentive stock options to the named executives for the year ended January 4, 1997. No SAR grants were made during such fiscal year.

                                                     INDIVIDUAL GRANTS(1)
                                     ----------------------------------------------------   POTENTIAL REALIZABLE
                                      NUMBER OF                                               VALUE AT ASSUMED
                                      SECURITIES     % OF TOTAL                             ANNUAL RATES OF STOCK
                                      UNDERLYING    OPTIONS/SARS                             PRICE APPRECIATION
                                     OPTIONS/SARS     GRANTED      EXERCISE                    FOR OPTION TERM
                                       GRANTED      TO EMPLOYEES     PRICE     EXPIRATION   ---------------------
NAME                                   IN 1996        IN 1996      PER SHARE      DATE         5%         10%
----                                 ------------   ------------   ---------   ----------   --------   ----------
John C. Adams......................     19,800          6.61        $27.25      1/24/06     $837,019   $1,272,231
James D. Nabors....................      7,200          2.40         27.25      1/24/06      304,371      462,629
JT Taunton, Jr.....................      6,200          2.07         27.25      1/24/06      262,097      398,375
Thomas R. Johnson, Jr..............      5,200          1.74         27.25      1/24/06      219,823      334,121
Dale W. Wachtel....................      2,700          0.90         27.25      1/24/06      114,139      173,486

---------------

(1) The stock options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of the grant. The stock options become exercisable in full on the second anniversary of the grant. No other instruments were granted in tandem with the options, nor do they carry either reload or tax reimbursement features.

AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END VALUE TABLE

     The following information is furnished for the year ended January 4, 1997 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for stock option exercises which occurred during fiscal 1996.

                                                                                            VALUE OF UNEXERCISED
                                                                    NUMBER OF                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                SHARES                         AT JANUARY 4, 1997          AT JANUARY 4, 1997 (2)
                               ACQUIRED        VALUE       ---------------------------   ---------------------------
NAME                          ON EXERCISE   REALIZED (1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   ------------   -----------   -------------   -----------   -------------
John C. Adams...............     9,000        $133,062       60,200         39,200        $103,881        $49,500
James D. Nabors.............    15,000         215,000       29,800         14,100          62,225         18,000
JT Taunton, Jr..............        --              --       19,600         12,300          62,763         15,500
Thomas R. Johnson, Jr.......        --              --       21,200         10,100          79,768         13,000
Dale W. Wachtel.............       500           5,688       14,200          5,400          48,006          6,750

---------------

(1) This amount represents the aggregate of the market value of the Company's Common Stock at the time each option was exercised, less the exercise price for such option.
(2) This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange, Inc. on January 3, 1997, less the exercise price for such option.

LONG-TERM INCENTIVE PLAN AWARDS IN 1996

     The 1993 Executive Long-Term Incentive Plan provides for the award of long-term cash incentives to officers of the Company. Performance units may be awarded based upon achievement of target goals over a three year period. Performance units were awarded in accordance with the following schedule:

                                                         PERFORMANCE OR  ESTIMATED FUTURE PAYOUTS UNDER
                                           NUMBER OF      OTHER PERIOD              NON-STOCK
                                            SHARES,          UNTIL              PRICE-BASED PLANS
                                            UNITS OR       MATURATION    -------------------------------
NAME                                      OTHER RIGHTS     OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
----                                      ------------   --------------  ---------   --------   --------
John C. Adams...........................    243,000        1996-1998      $60,750    $243,000   $486,000
James D. Nabors.........................     90,900        1996-1998       22,725      90,900    181,800
JT Taunton, Jr..........................     78,000        1996-1998       19,500      78,000    156,000
Thomas R. Johnson, Jr...................     66,000        1996-1998       16,500      66,000    132,000
Dale W. Wachtel.........................     37,000        1996-1998        9,250      37,000     74,000

     Performance units are earned based upon Company Total Shareholder Return ("TSR") relative to a peer group, the S &P Industrials. Threshold, target and maximum awards are earned when TSR is at the 33rd percentile, the median percentile or the 90th percentile of the peer group. Awards earned based upon relative TSR performance may be decreased by up to 50% if the Company's absolute TSR for the performance period is less than a predetermined level.

     For further discussion of the 1993 Executive Long-Term Incentive Plan, see the discussion above under the captions "PROPOSED AMENDMENTS TO THE RUSSELL CORPORATION 1993 EXECUTIVE LONG-TERM INCENTIVE PLAN" and "EXECUTIVE COMPENSATION -- Executive Compensation Committee Report on Executive Compensation -- Long-Term Incentive Plan".

                                  PENSION PLAN

     Officers of the Company are covered by the Russell Corporation Revised Pension Plan (the "Plan"), a defined benefit plan covering all employees of the Company. The amount of contributions made by the Company to the Plan is not reflected in the cash compensation table above, since the amount of the contribution with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Plan.

     Benefits under the Plan are based upon years of credited service at retirement and upon "Final Average Earnings," which is the average base compensation for the highest sixty consecutive months out of the final 120 months of employment. This compensation consists only of salary and excludes any bonus and any form of contribution to other benefit plans or any other form of compensation. Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continue for the life of the employee (and his spouse, if any) or in accordance with other elections permitted by the Plan.

     On January 26, 1994, the Board of Directors adopted a supplemental retirement plan covering any participant's compensation in excess of the limitation amount specified in Section 401 et seq., of the Internal Revenue Code. This plan is a non-qualified plan, thereby rendering any benefits subject to claims of general creditors and not deductible until paid.

     The following table presents estimated annual benefits payable from the Plan and the supplemental retirement plan mentioned above upon normal or delayed retirement to participants in specified remuneration and years-of-credited service classifications. The amounts shown assume the current maximum social security benefit and that the participant has elected for benefits to be payable for a single life only.

                               PENSION PLAN TABLE

                                        YEARS OF CREDITED SERVICE
    5 YEAR AVERAGE   ---------------------------------------------------------------
     REMUNERATION       15         20         25         30         35         40
    --------------   --------   --------   --------   --------   --------   --------
      $  150,000     $ 23,612   $ 31,483   $ 39,354   $ 47,225   $ 55,096   $ 59,221
         175,000       27,737     36,983     46,229     55,475     64,721     69,533
         200,000       31,862     42,483     53,104     63,725     74,346     79,846
         225,000       35,987     47,983     59,979     71,975     83,971     90,158
         250,000       40,112     53,483     66,854     80,225     93,596    100,471
         300,000       48,362     64,483     80,604     96,725    112,846    121,096
         350,000       56,612     75,483     94,354    113,225    132,096    141,721
         400,000       64,862     86,483    108,104    129,725    151,346    162,346
         450,000       73,112     97,483    121,854    146,225    170,596    182,971
         500,000       81,362    108,483    135,604    162,725    189,846    203,596
         600,000       97,862    130,483    163,104    195,725    228,346    244,846
         700,000      114,362    152,483    190,604    228,725    266,846    286,096
         800,000      130,862    174,483    218,104    261,725    305,346    327,346
         900,000      147,362    196,483    245,604    294,725    343,846    368,598
       1,000,000      163,862    218,483    273,104    327,725    382,346    409,846

     Years of service credited under the Plan for individuals shown in the summary compensation table on page 16 are as follows: Mr. Adams, 20 years; Mr. Nabors, 26 years; Mr. Taunton, 21 years; Mr. Johnson, 7 years; and Mr. Wachtel, 20 years.

                               STOCK OPTION PLANS

     The Company has previously adopted the 1978 Stock Option Plan and the 1987 Stock Option Plan (the "Stock Option Plans")pursuant to which the Company grants to key employees of the Company either incentive stock options ("ISO's") or nonqualified stock options ("NQSO's"). The term of the options cannot exceed ten years from the date of grant, and the option price must equal fair market value of the shares covered at the time of grant. No further options are subject to being granted under the Stock Option Plans.

     The 1993 Executive Long-Term Incentive Plan (the "1993 Plan") previously discussed herein is a flexible plan which gives the Executive Compensation Committee broad discretion to fashion the terms of awards in order to provide eligible participants with stock based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including:
(a) restricted stock (b) incentive stock options (c) non-qualified stock options
(d) stock appreciation rights and (e) performance share and performance unit awards.

     The 1993 Plan provides for the grant of up to 2,000,000 shares of the Common Stock of the Company and issuance of awards under the 1993 Plan will cease as of January 1, 2003.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know at this time of any other matters to come before the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth each person who, to the Company's knowledge, had sole or shared voting or investment power over more than five percent of the outstanding shares of Common Stock of the Company as of March 5, 1997.

                                                              AMOUNT AND NATURE OF    PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    OF CLASS
            ------------------------------------              --------------------    --------
Edith L. Russell............................................    4,686,320 shares(1)    12.40
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272
Benjamin Russell............................................    5,890,186 shares(2)    15.59
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272
Roberta A. Baumgardner......................................    8,161,606 shares(3)    21.60
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272
Helen Alison................................................    2,064,192 shares(4)     5.46
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272
Nancy R. Gwaltney...........................................    4,677,642 shares(5)    12.38
  755 Lee Street
  P.O. Box 272
  Alexander City, Alabama 35011-0272
FMR Corp....................................................    4,014,811 shares(6)    10.63
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) Includes 10,000 shares as to which Mrs. Russell has sole voting and investment power, and 4,676,320 shares as to which she has shared voting and investment power consisting of 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Russell is one of nine directors, and 3,945,024 shares held of record and beneficially owned by a trust created under the will of Benjamin C. Russell of which Mrs. Russell is one of four trustees. The trustees of the trust created under the will of Benjamin C. Russell can invade the corpus of the trust for the benefit of Mrs. Russell.
(2) Includes 988,866 shares as to which Mr. Russell has sole voting and investment power and 4,901,320 shares as to which he has shared voting and investment power. See Note (4) on page 3.

(3) Includes 1,421,094 shares as to which Mrs. Baumgardner has sole voting and investment power and 6,740,512 shares as to which she has shared voting and investment power, consisting of 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Baumgardner is one of nine directors, 3,945,024 shares held of record and beneficially owned by a trust created under the will of Benjamin C. Russell of which Mrs. Baumgardner is one of four trustees, and 2,064,192 shares held by the estate of J. C. Alison of which Mrs. Baumgardner is one of three co-executors.
(4) Includes 2,064,192 shares held by the estate of J. C. Alison, of which Mrs. Alison is one of three co-executors and with respect to which Mrs. Alison has shared voting and investment power.
(5) Includes 731,296 shares held by the Benjamin and Roberta Russell Foundation, Incorporated, a charitable corporation of which Mrs. Gwaltney is one of nine directors; 3,945,024 shares held by a trust created under the will of Benjamin C. Russell of which Mrs. Gwaltney is one of four trustees; and 1,322 shares as to which Mrs. Gwaltney has sole voting and investment power.
(6) Information contained in Schedule 13G filed with the Company on February 14, 1997. The Schedule 13G states that FMR Corp. has sole voting power with respect to 24,069 shares, sole dispositive power with respect to 4,014,811 shares and shared voting and dispositive power respect to 0 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                        AMOUNT AND NATURE OF BENEFICIAL
                                                                   OWNERSHIP
                                                     --------------------------------------
                                                     SOLE VOTING     OPTIONS
                                                         AND       EXERCISABLE     OTHER         PERCENT
                                                     INVESTMENT      WITHIN      BENEFICIAL        OF
            NAME OF INDIVIDUAL OR GROUP                 POWER        60 DAYS     OWNERSHIP        CLASS
            ---------------------------              -----------   -----------   ----------      -------
John C. Adams......................................      48,705      60,200         626,781(1)(2)   1.95
James D. Nabors....................................      31,431      29,800       1,364,649(2)(3)   3.77
Timothy A. Lewis...................................         100           0               0          --
Herschel M. Bloom..................................       5,637           0               0         .01
Crawford T. Johnson III............................      15,000           0               0         .04
C.V. Nalley III....................................       1,000           0               0          --
Ronald G. Bruno....................................       5,268           0               0         .01
John A. White......................................       2,000           0               0          --
John R. Thomas.....................................     112,934           0         490,121(4)(6)   1.60
Benjamin Russell...................................     988,866           0       4,901,320(5)    15.59
Margaret M. Porter.................................       1,000           0               0          --
JT Taunton, Jr.....................................      12,486      19,600               0         .08
Thomas R. Johnson, Jr..............................       1,000      20,700               0         .06
Dale W. Wachtel....................................       6,151      14,200               0         .05
All Executive Officers and Directors as a Group (25
  persons).........................................   1,843,665     290,500       7,382,871       25.19

---------------

(1) Includes 25,821 shares owned by Mr. Adams' spouse.
(2) See Note (2) on page 2.
(3) See Note (3) on page 3.
(4) See Note (5) on page 3.
(5) See Note (4) on page 3.
(6) Includes 3,500 shares owned by Mr. Thomas' spouse.

                        COMPLIANCE WITH SECTION 16(A) OF
                    THE SECURITIES AND EXCHANGE ACT OF 1934

     Based solely upon review of Forms 3, 4 and 5 and amendments thereto related to the Company's most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that Ronald G. Bruno had one late Form 5 filing for 1996.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company entered into a fuel supply contract with Russell Lands, Incorporated on May 21, 1975, under which Russell Lands, Incorporated provides sawdust, bark, shavings, chips, and other wood materials for use in the Company's wood chip boilers. The initial term of the contract was four years, and may be renewed by agreement of the parties from year-to-year thereafter. In addition, the contract may be cancelled by either party during any renewal period upon 30 days notice following the occurrence of certain specified conditions. Benjamin Russell is Chairman, Chief Executive Officer and a director of Russell Lands, Incorporated, and owns beneficially approximately 70% of the equity interest in such company. Management believes this contract is in the best interest of the Company's shareholders. During the fiscal year ended January 4, 1997, the Company paid Russell Lands, Incorporated approximately $1,070,000 for wood materials to operate these boilers.

     The Company purchased miscellaneous building materials and supplies from Russell Do-It Center, a building supply retailer. The Company also purchased concrete for various construction and repair projects from Area Concrete, Inc. Russell Do-It Center is a division of and Area Concrete, Inc. is a wholly owned subsidiary of Russell Lands, Incorporated. Benjamin Russell is Chairman, Chief Executive Officer and a director of Russell Lands, Incorporated and owns beneficially approximately 70% of the equity interest in such company. Management believes these purchases to be in the best interest of the Company's shareholders. During the fiscal year ended January 4, 1997, the Company paid Russell Do-It Center and Area Concrete, Inc. approximately $105,000 and $72,000, respectively, for the purchases described above.

                                    AUDITORS

     Ernst & Young LLP, independent accountants, was selected as the Company's auditors for 1996 after having previously served in the same capacity since 1930. Representatives of Ernst & Young will be in attendance at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                           PROPOSALS BY SHAREHOLDERS

     The next annual meeting of shareholders is scheduled to be held on April 22, 1998, and shareholders of the Company may submit proposals for consideration for inclusion in the proxy statement of the Company relating to such annual meeting of shareholders. However, in order for such proposals to be considered for inclusion in the proxy statement of the Company relating to such annual meeting, such proposals must be received by the Company not later than November 22, 1997.

                              GENERAL INFORMATION

     The Board of Directors of the Company has fixed the close of business on March 5, 1997, as the record date for determining the holders of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of such date, the Company had issued and outstanding and entitled to vote at the Annual Meeting an aggregate of 37,781,048 shares of Common Stock, each share of which is entitled to one (1) vote on all matters to be considered at the Annual Meeting.

     As of the date of the Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters stated in the Notice of the Annual Meeting. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

     Pursuant to Section 10-2B-7.25 of the Code of Alabama 1975, as amended, and the Company's bylaws, a majority of the Common Stock shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the Shareholders. Section 10-2B-7.28 of the Code of Alabama 1975, as amended, requires that each of the nominees to be elected to the Board of Directors receive the affirmative vote of the majority of the votes cast by the holders of shares of Common Stock represented at the Annual Meeting as part of the quorum. The vote for election of directors does not include shares which abstain from voting on a matter or which are not voted on such matter by a nominee because such nominee is not permitted to exercise discretionary voting authority and the nominee has not received voting instructions from the beneficial owner of such shares. Section 10-2B-7.25 of the Code of Alabama 1975, as amended, and the Company's bylaws require, for the approval of the Amendments to the 1993 Plan, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock represented in person or by proxy at a meeting of shareholders at which a quorum is present and entitled to vote with respect to the Amendments to the 1993 Plan. Generally, brokers who act as nominees will be permitted to exercise discretionary voting authority where they have received no instructions in uncontested elections for directors and on certain other matters which are not contested or with respect to consideration of the Amendments to the Plan where the brokers have complied with Rule 451 concerning the delivery of proxy materials to beneficial owners of the Company's Common Stock held by such brokers.

     In addition to the use of the mails, proxies may be solicited by personal interview or by telephone or telegraph. The cost of solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record and will reimburse such persons for any reasonable expense incurred in forwarding the material.

     Copies of the Company's Annual Report on Form 10-K for the year ended January 4, 1997, in form as filed with the Securities and Exchange Commission, may be obtained from Steve R. Forehand, the Secretary of the Company, without charge, by persons who were shareholders beneficially or of record as of March 5, 1997.

                                          RUSSELL CORPORATION

                                          STEVE R. FOREHAND
                                          Secretary

Alexander City, Alabama
March 20, 1997

                                    ANNEX A

     The 1993 Executive Long Term Incentive Plan (the "Plan) is hereby amended as follows:

          A. The following terms and accompanying definitions shall be added to the Plan under Article 2:

             (hh) "Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees", as defined in the regulations promulgated under
        Section 162(m) of the Code, or any successor provision thereto.

             (ii) "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

          B. Section 4.1 of the Plan shall be amended in its entirety to read as follows:

4.1 NUMBER OF SHARES; LIMITATION ON INDIVIDUAL AWARDS.

     (a) (i) Subject to adjustment as provided in Section 4.3 of the Plan, the total number of Shares available for grant under the Plan may not exceed two million (2,000,000). These two million (2,000,000) Shares may be either authorized but unissued or reacquired or treasury Shares.

     (ii) The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

          (A) While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

          (B) The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

          (C) The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem
     SARs).

          (D) The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related Option.

          (E) The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs.

          (F) The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance.

          (G) To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares represented by the cash settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.2 herein).

     (b) Unless and until the Committee determines that an Award granted to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grant of such Awards under the
Plan:

          (i) Stock Options. The maximum aggregate number of Shares to which Stock Options granted under the Plan pertain, pursuant to any Awards granted in any one fiscal year to any one single Participant, shall be fifty thousand (50,000) Shares.

          (ii) SARs. The maximum aggregate number of Shares that may be granted in the form of SARs, pursuant to any awards granted in any one fiscal year to any one single Participant, shall be fifty thousand (50,000) Shares.

          (iii) Restricted Stock. The maximum aggregate number of Shares that may be granted with respect to Awards granted in the form of Restricted Stock granted in any one fiscal year to any one Participant shall be fifty thousand (50,000) Shares.

          (iv) Performance Units/Performance Shares. The maximum aggregate grant with respect to Awards granted in the form of Performance Shares or Performance Units granted to any one Participant with respect to Performance Periods ending during or concurrently with the end of any fiscal year of the Company shall be Performance Shares or Performance Units having, at the time each such Award is granted and when aggregated with the value at the time of Award of all other Awards granted to such Participant with respect to Performance Periods ending during or concurrently with the end of such fiscal year, a maximum value (with respect to Performance Units) or a Fair Market Value (with respect to Performance Shares) of $700,000.

     Such limits shall constitute separate limits as to each Participant with respect to each type of Award hereunder.

     C. Section 4.3 of the Plan shall be amended in its entirety to read as follows:

4.3 ADJUSTMENTS IN AUTHORIZED SHARES.

     In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan and the maximum number of Shares which may be granted as Stock Options, SARs or Restricted Shares in a fiscal year to a Participant, and in the number and class of and/or price of Shares subject to outstanding Options, SARs, and Restricted Stock, and in Performance Shares and Performance Units, granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number.

     D. New Section 4.4 and 4.5 shall be added to the Plan and shall read in their entirety as follows:

4.4 PERFORMANCE MEASURES.

     Unless and until the Committee proposes for shareholder vote and the shareholders of the Company approve a change in the general performance measures set forth in this Section 4.4 the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s)to be used for purposes of such grants shall be chosen from among the following:

        (a) return on equity;

        (b) earnings per share;

        (c) operating cash flow;

        (d) income before taxes;

        (e) net income;

        (f) return on revenue;

        (g) total shareholder return; and

        (h) stock price appreciation of the Shares.

     The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, the Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employees, may not be adjusted upward (the Committee, however, shall retain the discretion to adjust such Awards to Covered Employees downward).

     In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

4.5 COMPLIANCE WITH SECTION 162(M) OF THE CODE.

     At all times when Section 162(m) of the Code is applicable, all Awards granted under this Plan shall comply with the requirements of Section 162(m) of the Code; provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the plan, then compliance with Section 162(m) of the Code will not be required. In addition, in the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to the Award or Awards available under the Plan, the Committee may, subject to this Section 4.5, make any adjustments to such Awards or otherwise it deems appropriate.

     E. Section 6.1 of the Plan shall be amended in its entirety to read as follows:

6.1 GRANT OF OPTIONS.

     Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as shall be determined by the Committee. Subject to Article 4 of this Plan, the Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof.

     F. Section 9.1 of the Plan shall be amended in its entirety to read as follows:

9.1 GRANT OF PERFORMANCE UNITS/PERFORMANCE SHARES.

     Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. Subject to Article 4 of this Plan the Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

                                                                      APPENDIX



                              RUSSELL CORPORATION
                            ALEXANDER CITY, ALABAMA

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1997

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

     The undersigned shareholder of Russell Corporation (the "Company") hereby appoints C.V. Nalley III and John A. White, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the general offices of the Company in Alexander City, Alabama, on April 23, 1997 at 10:30 a.m., Central Daylight Time, or any adjournment thereof:

     (1) ELECTION OF DIRECTORS

     For the term expiring with the Annual Meeting of Shareholders in 2000:
John C. Adams, James D. Nabors, Benjamin Russell, Margaret M. Porter

     [ ] FOR all nominees above             [ ] WITHHOLD AUTHORITY
(except as marked to the contrary)     to vote for all nominees above

     INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

     (2) PROPOSAL TO ADOPT AMENDMENTS TO THE 1993 EXECUTIVE LONG-TERM INCENTIVE PLAN

         [ ] FOR            [ ] AGAINST            [ ] ABSTAIN WITH RESPECT TO

         proposal to approve the adoption of amendments to the 1993 Executive Long-Term Incentive Plan as described in the Proxy Statement of the Company dated March 20, 1997.

     (3) IN THEIR DISCRETION UPON SUCH OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND FOR THE PROPOSAL TO AMEND THE 1993 EXECUTIVE LONG-TERM INCENTIVE PLAN.

     Please date and sign exactly as name appears on the envelope in which this material was mailed. If shares are held jointly, each shareholder should sign. Executors, administrators, trustee, etc. should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

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                                              Signature(s) of Shareholder(s)

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                                          Dated                           , 1997
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